Exhibit 10.2

August 27, 2013

James P. Connelly
777 E. Wisconsin Avenue
Milwaukee, WI  53202

RE:  Consulting Agreement for Healthcare System Outreach Services

Dear Jim:

This letter memorializes and serves as a contract regarding the terms and conditions pursuant to which you agree to provide healthcare system outreach services for Exact.  Please confirm your agreement to these terms and conditions by signing where indicated below and returning the signed letter to Kevin Conroy.

Business Issue

Exact’s commercialization strategy is dependent upon acceptance and adoption of the CRC screening test at large group practices and leading healthcare institutions.  To further this objective, we have a need for a highly experienced and well respected advisor who has strong relationships with CEOs and CMOs of large healthcare providers to provide expert assistance and executive level access to key decision makers with regard to the commercialization of our colon cancer screening product. In addition, the advisor will work very closely with Exact’s Chief Operating Officer, Maneesh Arora, to provide insight and options with regard to the overall communication plan and messaging to these institutions.

Services and Responsibilities

We propose that you provide such advisory services, in addition to your current role as board chairman.  We believe your 20-years of experience as outside general counsel to the American Group Medical Association can help accelerate the achievement of Exact’s commercial objectives by:

•                  Making introductions to CEOs/CMOs with whom you have long-standing professional and personal relationships,

•                  Helping Exact make the case for Cologuard’s adoption within these institutions, and

•                  Providing counsel to Maneesh Arora regarding the individual dynamics of institutions/prospective customers.

Other Terms and Conditions

The term of the contract would be twelve (12) months from the date set forth above (the “Effective Date”), terminable by either you or Exact at any time for any reason.

Over the term of the contract, in addition to the general advisory services described above, you will provide:

•                  Feedback on Exact’s outreach and communication plan including value propositions and key messaging to leading group practices and integrated delivery networks.

•                  Outreach to the Top 12 opinion shapers, which may include, but is not limited to:

•                  Personal outreach to CXO level contacts to introduce the company and begin to establish a relationship.  Communication to personal contacts as Exact reaches key milestones in the trial, approval and commercialization process.

•                  Facilitation of meetings with the CXO office and sponsor for the purpose of gaining market insight and establishing a shared objective of eradicating colorectal cancer.

•                  Facilitation of stakeholder identification and understanding of acceptance process, to include escalation if needed.

•                  Outreach to an additional 38 institutions, which may include, but is not limited to:

•                  Personal outreach to introduce the company and facilitate stakeholder identification.

Engagement Fees

You agree to dedicate one to two days per month for outreach activity for a total of approximately 24 days per year. Actual hours per month will depend on the outreach activity and need during a particular month.

The rate for your services will be $5,000 per month (pro-rated for any partial months).  It is agreed that you will work on an as-needed basis through completion of this engagement or unless Exact provides notice requesting an amended schedule including terminating the agreement at any time.  You agree that under this agreement, you are serving as a consultant and an independent contractor, and not as an employee, officer or agent of Exact.

Out-of-pocket expenses are expected on this engagement. Reasonable, out-of-pocket expenses (including transportation to Exact’s Madison location, transportation to healthcare institutions, hotels, per diems, etc.) will be billed at the actual amounts incurred, and will be in accordance with Exact’s travel policies.

In addition, Exact will issue an equity grant to you for restricted stock units under the company’s equity plan equal in value to $50,000.00 upon the Effective Date.  Such restricted stock units will vest one year following the grant date.

Sincerely,

/s/ Lionel N. Sterling

Lionel N. Sterling
Chairman, Audit Committee

AGREED:

/s/ James P. Connelly
James P. Connelly